EXHIBIT 99

CAUTIONARY STATEMENTS

    The statements contained in this Form 10-Q include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). When used in this Form 10-Q and in future filings by the Company with the Securities and Exchange Commission, in the Company's press releases, presentations to securities analysts or investors, and in oral statements made by or with the approval of an executive officer of the Company, the words or phrases "believes," "anticipates," "intends," "will likely result," "estimates," "projects" or similar expressions are intended to identify such forward-looking statements. Any of these forward-looking statements involve risks and uncertainties that may cause the Company's actual results to differ materially from the results discussed in the forward-looking statements.

    The following discussion contains certain cautionary statements regarding our business that investors and others should consider. This discussion is intended to take advantage of the "safe harbor" provisions of the PSLRA. In making these cautionary statements, we are not undertaking to address or update each factor in future filings or communications regarding our business or results, and are not undertaking to address how any of these factors may have caused results to differ from discussions or information contained in previous filings or communications. In addition, any of the matters discussed below may have affected the Company's past, as well as current, forward-looking statements about future results. The Company's actual results in the future may differ materially from those expressed in prior communications.

    Health Care Costs.  We use a large portion of our revenue to pay the costs of health care services or supplies delivered to our members. Total health care costs we incur are affected by the number of individual services rendered and the cost of each service. Much of our premium revenue is priced before services are delivered and the related costs are incurred, usually on a prospective annual basis. Although we try to base the premiums we charge in part on our estimate of future health care costs over the fixed premium period, competition, regulations and other circumstances may limit our ability to fully base premiums on estimated costs. In addition, many factors may and often do cause actual health care costs to exceed what was estimated and reflected in premiums. These factors may include increased use of services, increased cost of individual services, catastrophes, epidemics, the introduction of new or costly treatments, general inflation, new mandated benefits or other regulatory changes, and insured population characteristics. In addition, the earnings we report for any particular quarter include estimates of covered services incurred by our enrollees during that period for claims that have not been received or processed. Because these are estimates, our earnings may be adjusted later to reflect the actual costs. Relatively insignificant changes in the medical care ratio, because of the narrow margins of our health plan business, can create significant changes in our earnings.

    Our medical care ratio has generally increased over the past several fiscal years. We are addressing the medical care ratio by altering benefit designs, recontracting with providers, and aggressively increasing contemporaneous care coordination activities. Our inability to implement these changes successfully could lead to further increases in our medical care ratio.

    In addition, our operating results may be affected by the seasonal changes in the level of health care use during the calendar year. Although there are no assurances, per member medical costs generally have been higher in the first half than in the second half of each year.

    Industry Factors.  The managed care industry receives significant negative publicity and has been the subject of large jury awards. This publicity has been accompanied by increased legislative activity, regulation and review of industry practices. These factors may adversely affect our ability to market our products or services, may require us to change our products and services, and may increase the regulatory burdens under which we operate, further increasing our costs of doing business and adversely affecting our profitability.

    Competition.  In many of our geographic or product markets, we compete with a number of other entities, some of which may have certain characteristics or capabilities that give them a competitive advantage. We believe the barriers to entry in these markets are not substantial, so the addition of new competitors can occur relatively easily, and consumers enjoy significant flexibility in moving to new managed care providers. Certain of our customers may decide to perform functions or services we provide for themselves, which would decrease our revenues. Certain of our providers may decide to market products and services to our customers in competition with us. In addition, significant merger and acquisition activity has occurred in the industry in which we operate as well as in industries that act as suppliers to us, such as the hospital, physician, pharmaceutical and medical device industries. To the extent that there is strong competition or that competition intensifies in any market, our ability to retain or increase customers or providers, or maintain or increase our revenue growth, pricing flexibility, control over medical cost trends and marketing expenses may be adversely affected.

    AARP Contract.  Under our long-term contract with the AARP, we provide Medicare supplemental, hospital indemnity health insurance and other products to AARP members. As a result of the agreement, the number of members we serve, products we offer, and services we provide has grown significantly. Our portion of the AARP's insurance program represents approximately $3.4 billion in annual net premium revenue from approximately 3.8 million AARP members. The success of the AARP arrangement will depend, in part, on our ability to service these new members, develop additional products and services, price the products and services competitively, and respond effectively to federal and state regulatory changes. Additionally, events that adversely affect the AARP could have an adverse effect on the success of our arrangement with the AARP.

    Medicare Operations.  In the second quarter of 1998, we experienced a significant rise in the medical care ratio for our Medicare operations. The increase in medical costs was primarily due to the business growth in new markets with higher and more volatile medical cost trends, coupled with lower reimbursement rates. In response, we announced in October 1998 our decision to withdraw Medicare product offerings from 86 of the 206 counties we then served. The decision, effective January 1, 1999, affected approximately 60,000, or 12%, of Medicare members as of December 31, 1998. On July 1, 1999, we announced our decision to withdraw Medicare+Choice product offerings from an additional 49 counties. This decision, effective January 1, 2000, will affect approximately 40,000 additional Medicare members. In addition, the filing of significant benefit adjustments may result in further reductions of Medicare benefits. These actions may result in further withdrawals of Medicare product offerings or reductions in membership. As a consequence of these withdrawals, we are precluded from re-entering these counties with Medicare product offerings until 5 years after the respective effective date.

    We will continue to offer Medicare products in strong and economically viable markets. However, our ability to improve the financial results of all of our Medicare operations will depend on a number of factors, including future premium increases, growth in markets where we have achieved sufficient size to operate efficiently, benefit design, provider contracting, and other factors. There can be no assurance that we will be able to successfully prevent future losses on our Medicare operations.

    Realignment of Operations.  We recognized a charge in the second quarter of 1998 to earnings for our realignment. In January 1998, we initiated a significant realignment of our operations into business units. As part of the realignment, we are shifting resources and activities to more directly support the operations of our businesses. Although we do not expect our realignment efforts to negatively affect our product offerings, provider relations, billing and collection disciplines, claims processing and payment activities, or other business functions, there can be no assurance that such negative effects may not occur. Our second quarter 1998 charge to earnings for costs associated with the realignment was $725 million. The original operational realignment plan provided for substantial completion in 1999. We continue to implement our original realignment plan, however, some initiatives including the consolidation of certain claims and administrative processing functions and certain divestitures and market realignment activities, are requiring additional time to complete and, accordingly, will extend into the year 2000. Based on current facts and circumstances, we believe the remaining realignment reserve is adequate to cover the costs to be incurred in executing the remainder of the Plan. However, as we proceed with the execution of the Plan and more current information becomes available, it may be necessary to adjust our estimates for severance, lease obligations on exited facilities, and losses on businesses held for disposal.

    Government Programs and Regulation.  Our business is heavily regulated on a federal, state and local level. The laws and rules governing our business and interpretations of those laws and rules are subject to frequent change. Broad latitude is given to the agencies administering those regulations. Existing or future laws and rules could force us to change how we do business, restrict revenue and enrollment growth, increase our health care and administrative costs and capital requirements, and increase our liability for medical malpractice or other actions. We must obtain and maintain regulatory approvals to market many of our products. Delays in obtaining or failure to obtain or maintain these approvals could adversely affect our revenue or could increase our costs. A significant portion of our revenues relate to federal, state and local government health care coverage programs. These types of programs, such as the federal Medicare program and the federal and state Medicaid programs, generally are subject to frequent change, including changes that may reduce the number of persons enrolled or eligible, reduce the amount of reimbursement or payment levels, or reduce or increase our administrative or health care costs under such programs. Such changes have adversely affected our results and willingness to participate in such programs in the past and may also do so in the future. State legislatures and Congress continue to focus on health care issues. In Congress, managed health care has been the subject of proposed legislation, with the House of Representatives and Senate each recently passing its own version of a "Patients Bill of Rights" bill. It is uncertain if the House and Senate will be able to pass compromise legislation reconciling the two very different approaches represented by the two bills; however, the House approach expands health plan liability, and could have a greater impact on costs and revenues of our health plans. In addition, other proposed federal bills and regulations may impact certain aspects of our business including provider contracting, claims payments, confidentiality, treatment of medical data and government-funded programs. We cannot predict if any of these initiatives will ultimately become binding law or regulation, or whether such measures, if enacted, would adversely impact our business.

    We are also subject to various governmental reviews, audits and investigations. Such oversight could result in the loss of licensure or the right to participate in certain programs, or the imposition of fines, penalties and other sanctions. In addition, disclosure of any adverse investigation or audit results or sanctions could damage our reputation in various markets and make it more difficult for us to sell our products and services. The National Association of Insurance Commissioners (the "NAIC") has adopted rules which, to the extent that they are implemented by the states, will set new minimum capitalization requirements for insurance companies, HMOs and other entities bearing risk for health care coverage. The requirements take the form of risk-based capital rules. The change in rules for insurance companies was effective December 31, 1998. The new HMO rules are subject to state-by-state adoption, but few states had adopted the rules as of September 30, 1999. The HMO rules, if adopted by the states in their proposed form, would significantly increase the capital required for certain of our subsidiaries. Although we believe we can redeploy capital among our regulated entities, such rule changes may require incremental investments of general corporate resources into regulated subsidiaries.

    Provider Relations.  One of the significant techniques we use to manage health care costs and utilization and monitor the quality of care being delivered is contracting with physicians, hospitals and other providers. Because our health plans are geographically diverse and most of those health plans contract with a large number of providers, we currently believe our aggregate exposure to provider relations issues is limited. Legislation is pending which would exempt certain providers from federal antitrust laws, which could impact this assessment. In any particular market, however, providers could refuse to contract, demand higher payments, or take other actions, that could result in higher health care costs, less desirable products for customer and members, or difficulty meeting regulatory or accreditation requirements. In some markets, certain providers, particularly hospitals, physician/hospital organizations or multi-specialty physician groups, may have significant market positions or near monopolies. In addition, physician or practice management companies, which aggregate physician practices for administrative efficiency and marketing leverage, continue to expand. These providers may compete directly with us. If these providers refuse to contract with us, use their market position to negotiate favorable contracts, or place us at a competitive disadvantage those activities could adversely affect our ability to market products or to be profitable in those areas.

    Litigation and Insurance.  We may be a party to a variety of legal actions that affect any business, such as employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims, shareholder suits, including securities fraud, and intellectual property related litigation. In addition, because of the nature of our business, we are subject to a variety of legal actions relating to our business operations, including the design, management and offering of our products and services. These could include: claims relating to the denial of health care benefits; medical malpractice actions; allegations of anti-competitive and unfair business activities; provider disputes over compensation and termination of provider contracts; disputes related to self-funded business, including actions alleging claim administration errors and the failure to disclose network rate discounts and other fee and rebate arrangements; disputes over copayment calculations; claims related to the failure to disclose certain business practices; and claims relating to customer audits and contract performance. Recently, class action lawsuits have been filed against three of our competitors in the managed care business. The suits allege class status on behalf of all managed care members for alleged breaches of federal statutes. Although no suit has been filed against us, we have retained counsel to assist our evaluation of such allegations against our competitors. Recent court decisions and legislative activity may increase our exposure for any of these types of claims. In some cases, substantial non-economic or punitive damages, or treble damages, may be sought. We currently have insurance coverage for some of these potential liabilities. Other potential liabilities may not be covered by insurance, insurers may dispute coverage, or the amount of insurance may not be enough to cover the damages awarded. In addition, certain types of damages, such as punitive damages, may not be covered by insurance and insurance coverage for all or certain forms of liability may become unavailable or prohibitively expensive in the future.

    Information Systems.  Our business depends significantly on effective information systems, and we have many different information systems for our various businesses. Our information systems require an ongoing commitment of resources to maintain and enhance existing systems and develop new systems in order to keep pace with continuing changes in information processing technology, evolving industry standards, and changing customer preferences. In addition, we may from time to time obtain significant portions of our systems-related or other services or facilities from independent third parties, which may make our operations vulnerable to such third parties' failure to perform adequately. As a result of our acquisition activities, we have acquired additional systems and have been taking steps to reduce the number of systems and have upgraded and expanded our information systems capabilities. Failure to maintain effective and efficient information systems could cause loss of existing customers, difficulty in attracting new customers, customer and provider disputes, regulatory problems, increases in administrative expenses or other adverse consequences.

    The Year 2000.  We have modified our computer systems to accommodate the Year 2000. We have completed this modification enough in advance of the Year 2000 to avoid adverse impacts on our operations. We are expensing the costs incurred to make these modifications. Our operations could be adversely affected due to unforeseen Year 2000 difficulties or if other companies with which we do business fail to complete their Year 2000 modifications in a timely manner.

    Administrative and Management.  Efficient and cost-effective administration of our operations is essential to our profitability and competitive positioning. While we attempt to effectively manage such expenses, staff-related and other administrative expenses may rise from time to time due to business or product start-ups or expansions, growth or changes in business, acquisitions, regulatory requirements or other reasons. These expense increases are not clearly predictable and may adversely affect results. We believe we currently have an experienced, capable management and technical staff. The market for management and technical personnel, including information systems professionals, in the health care industry is very competitive. Loss of certain managers or a number of such managers or technical staff could adversely affect our ability to administer and manage our business.

    Marketing.  We market our products and services through both employed sales people and independent sales agents. Although we have many sales employees and agents, the departure of certain key sales employees or agents or a large subset of such individuals could impair our ability to retain existing customers and members. In addition, certain of our customers or potential customers consider rating, accreditation or certification of us by various private or governmental bodies or rating agencies necessary or important. Certain of our health plans or other business units may not have obtained or maintained, or may not desire or be able to obtain or maintain, such rating accreditation or certification, which could adversely affect our ability to obtain or retain business with these customers.

    Acquisitions and Dispositions.  We have made several large acquisitions in recent years and have an active ongoing acquisition and disposition program under which we may engage in transactions involving the acquisition or disposition of assets, products or businesses, some or all of which may be material. These acquisitions may entail certain risks and uncertainties and may affect ongoing business operations because of unknown liabilities, unforeseen administrative needs or increased efforts to integrate the acquired operations. Failure to identify liabilities, anticipate additional administrative needs or effectively integrate acquired operations could result in reduced revenues, increased administrative and other costs, or customer confusion or dissatisfaction.

    Data and Proprietary Information.  Many of the products that are part of our knowledge and information-related business depend significantly on the integrity of the data on which they are based. If the information contained in our databases were found or perceived to be inaccurate, or if such information were generally perceived to be unreliable, commercial acceptance of our database-related products would be adversely and materially affected. Furthermore, the use by our knowledge and information-related business of patient data is regulated at federal, state, and local levels. These laws and rules are changed frequently by legislation or administrative interpretation. These restrictions could adversely affect revenues from these products and, more generally, affect our business, financial condition and results of operations.

    There are various proposals addressing the use of patient data from federal and state legislative and regulatory bodies currently under consideration. If enacted, some of these proposals may impose restrictions on our use of patient data and may increase our cost to use patient data.

    The success of our knowledge and information-related business also depends significantly on our ability to maintain proprietary rights to our products. We rely on our agreements with customers, confidentiality agreements with employees, and our trade secrets, copyrights and patents to protect our proprietary rights. We cannot assure that these legal protections and precautions will prevent misappropriation of our proprietary information. In addition, substantial litigation regarding intellectual property rights exists in the software industry, and we expect software products to be increasingly subject to third-party infringement claims as the number of products and competitors in this industry segment grows. Such litigation could have an adverse effect on the ability of our knowledge and information-related business to market and sell its products and on our business, financial condition and results of operations.

    Stock Market.  The market prices of the securities and certain of the publicly-held companies in the industry in which we operate have shown volatility and sensitivity in response to many factors, including general market trends, public communications regarding managed care, legislative or regulatory actions health care cost trends, pricing trends, competition, earnings or membership reports of particular industry participants, and acquisition activity. We cannot assure the level or stability of the price of our securities at any time or the impact of the foregoing or any other factors on such prices.